Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
PSB Holdings, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated September 4, 2008, except for Note 13, as to which the date is September 9, 2008 related to the consolidated statements of financial condition of PSB Holdings, Inc. as of June 30, 2008 and 2007 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report appears in the June 30, 2008 annual report on Form 10-KSB of the PSB Holdings, Inc.

WHITTLESEY & HADLEY, P.C.

September 23, 2008
Hartford, Connecticut